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                                                                  Exhibit 99.2B



                            Carter, Ledyard & Milburn
                                  2 WALL STREET
                            NEW YORK, NEW YORK 10005


                                December 4, 1997



The Chase Manhattan Bank,
 as Trustee of
Fidelity Defined Trusts, Series 5
4 New York Plaza
New York, New York  10004-2413

Attention:  Mr. Thomas Porrazzo
            Vice President


       Re:  Fidelity Defined Trusts, Series 5:
            Laddered Government Series 5, Short Treasury Portfolio, Laddered Government series 6, Short/Intermediate Treasury Portfolio and Laddered Government Series 7, Intermediate Treasury Portfolio
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Dear Sirs:

     We are acting as counsel for The Chase Manhatten Bank ("Chase") in connection with the execution and delivery of a Standard Terms and Conditions of Trust and a related Trust Agreement each dated as of today (collectively, the "Indenture") and between National Financial Services Corporation, as Depositor and Portfolio Supervisor (the "Depositor"), Muller Data Corporation, as Evaluator (the "Evaluator") and Chase, as Trustee (the "Trustee"), establishing Fidelity Defined Trusts, Series 5, which comprises Laddered Government Series 5, Short Treasury Portfolio, Laddered Government Series 6, Short/Intermediate Treasury Portfolio, and Laddered Government Series 7, Intermediate Treasury Portfolio (each, a "Trust"), and the execution by Chase, as Trustee under the Indenture, of a certificate or certificates evidencing ownership of a number of units constituting the entire interest in the respective Trust (such certificate or certificates and such aggregate units being herein called "Certificates" and "Units"), each of which Units represents an undivided interest in the Trust, which consists of United States Treasury Obligations (including confirmations of contracts for the purchase of certain obligations not yet delivered and cash, cash equivalents or an irrevocable letter of credit in the amount required for such purchase upon the receipt of such obligations), such obligations being defined in the Indenture as Securities and referenced in the schedules to the Indenture.

     We have examined the Indenture, the Closing Memorandum delivered today by the parties to the Indenture (the "Closing Memorandum"), the form of Certificate and


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such other documents as we have deemed necessary in order to render this opinion. Based on the foregoing, we are of the opinion that:

          1. Chase is a duly organized and existing corporation having the powers of a trust company under the laws of the State of New York.

          2. The Indenture has been duly executed and delivered by Chase and, assuming due execution and delivery by the Depositor, constitutes the valid and legally binding obligation of Chase.

          3. The Certificates are in proper form for execution and delivery by Chase, as Trustee.

          4. Chase, as Trustee, has duly executed and delivered to or upon the order of the Depositor a Certificate or Certificates evidencing ownership of the Units, registered in the name of the Depositor. Upon receipt of confirmation of the effectiveness of the registration statement for the sale of the Units filed with the Securities and Exchange Commission under the Securities Act of 1993, the Trustee may deliver such other Certificates, in such names and denominations as the Depositor may request, to or upon the order of the Depositor as provided in the Closing Memorandum.

          5. Chase, as Trustee, may lawfully advance to the Trust amounts as may be necessary to provide periodic interest distributions of approximately equal amounts, and may be reimbursed, without interest, for any such advances form funds in the interest account, as provided in the Indenture.

     In rendering the foregoing opinion, we have not considered, among other things, whether the Securities have been duly authorized and delivered.



                                                     Very truly yours,
                                                     Carter, Ledyard & Milburn




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